EX-10.3 SERVICES AGREEMENT
EXECUTION VERSION
SERVICES AGREEMENT
[Michael Cohl]
     This Services Agreement (this “Agreement”) is entered into this 26th day of May, 2006 (the “Effective Date”) by and among the following parties:
(1)	CPI International Touring Inc. (“Touring ROW”), a Barbados IBC corporation;

(2)	CPI Touring (USA), Inc. (“Touring USA”), a Delaware corporation;

(3)	CPI Entertainment Content (2005), Inc. (“Grand 2005”), a Delaware corporation;

(4)	CPI Entertainment Content (2006), Inc. (“Grand 2006”), a Delaware corporation;

(5)	Grand Entertainment (ROW), LLC (“Grand ROW”), a Delaware limited liability company; and

(6)	KSC Consulting (Barbados) Inc. (“KSC”), a Barbados corporation.
Background
     A. Pursuant to the terms of a Stock Purchase Agreement dated as of the date hereof, Live Nation, Inc. (“LN”), through a wholly-owned subsidiary, has purchased of even date herewith (the “Acquisition”) an equity interest in Touring ROW, Touring USA, Grand 2005, Grand 2006 and Grand ROW (herein collectively referred to as the “Companies” and individually as a “Company”). Michael Cohl (“Cohl”) indirectly owns an equity interest in each of Grand 2005, Grand 2006 and Grand ROW and has therefore benefited from the closing of the Acquisition.
     B. As a condition precedent to the completion of the Acquisition, the Companies and KSC are entering into this Agreement for the purpose of (i) setting forth the terms upon which KSC will provide the services of Cohl to the Companies from and after the completion of the Acquisition and (ii) establishing certain non-disclosure, non-compete, non-hire and other protective covenants for the benefit of the Companies and LN (and its affiliates) as more fully set forth herein.
     C. KSC has the legal right and authority to commit Cohl to (i) supply and furnish his services to the Companies upon the terms described herein and (ii) honor the non-disclosure, non-compete, non-hire and other protective covenants set forth herein.
     D. Upon the terms and provisions contained herein, (i) KSC commits to provide the services of Cohl to the Companies, (ii) the Companies agree to engage the services of Cohl to be so supplied by KSC and (iii) Cohl joins in the execution hereof to indicate his consent to the provisions hereof and for the other purposes stated herein.
Agreement
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERM OF AGREEMENT.
     (a) Term. Unless earlier terminated in accordance with the provisions of Section 6 hereof, the term of this Agreement starts on the Effective Date and ends on the close of business on the fifth (5th) anniversary of the Effective Date.
     (b) Definition of “Applicable Period” and “Actual Term”. As used herein, the following terms shall have the meanings indicated below:
     (i) The phrase “Applicable Period” shall mean the five year period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date without regard to whether this Agreement is terminated in accordance with the provisions of Section 6 hereof prior to the fifth anniversary of the Effective Date; and
     (ii) The phrase “Actual Term” shall mean the period of time from the Effective Date until the termination of this Agreement in accordance with the provisions of Section 6 hereof.
2.	TITLE AND DUTIES.
     (a) Title and Reporting. During the Actual Term, Cohl will (i) serve as the most senior executive of each of the Companies and shall have the title of “Chief Executive Officer” of each of the Companies and (ii) report to the Board of Directors (or similar governing body) of each Company (herein collectively called the “Boards” and individually, a “Board”). All employees of each of the Companies shall report directly to Cohl, unless otherwise directed by Cohl.
     (b) Duties and Authority. Subject to Section 2(c) hereof, KSC will cause Cohl to perform job duties for each Company that are usual and customary for the position of Chief Executive Officer and will perform additional services and duties that any of the Companies may from time to time designate that are consistent with the usual and customary duties of such position, including, without limitation, the preparation and presentation of a proposed annual operating budget to each of the Boards for their approval that will include detailed information for the fixed costs of the Companies and detailed operating projections for each of the CPI Business Lines (as that term is defined in Section 17(b) hereof). Cohl will be vested with the authority and responsibility to direct and manage the day-to-day operations of each of the Companies, which will include the authority, on behalf of the Companies, to do each and all of the following:
     (i) seek opportunities for projects in the CPI Business Lines without restriction or limitation for presentation to the applicable Board for its consideration;
     (ii) promote and execute those global tours of music concerts that meet the 75% Test (as that term is defined in the Securityholders Agreement (the “Securityholders Agreement”) dated the date hereof, among the Companies, their stockholders or members and the other parties thereto, as it may be amended, restated or otherwise modified from time to time), subject to the aggregate limitation on financing available pursuant to the terms of the Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among the Companies, as borrowers, SFX Entertainment, Inc., as lender, and LN, as guarantor of the lender’s obligations, as it may be amended, restated or otherwise modified from time to time; and
     (iii) pursue the development and execution of any other projects in the CPI Business Lines that are approved by one of the Boards.

     (c) Standard of Performance. Although the Companies agree that Cohl will not be required to devote his full working time and efforts to the business and affairs of the Companies, it is understood and agreed by KSC that Cohl will be required to provide such time and attention to the business and affairs of the Companies as may be required to direct and manage the day-to-day operations of each of the Companies. The provision of any services to be rendered by Cohl pursuant to and as required by this Agreement shall be allocated as between Barbados and other jurisdictions in a manner as Cohl and the Companies shall reasonably agree, and the Companies acknowledge and agree that all of Cohl’s services shall be rendered outside North America.
3.	COMPENSATION
     (a) Service Fee and Bonus Fee. The Companies will pay to KSC during the Actual Term (which for purposes of this Section 3(a) only shall be deemed to have commenced January 1, 2006) (i) a service fee of U.S. $1,000,000 per year, payable in equal monthly installments on the last day of each calendar month and (ii) an annual bonus (the “Bonus Fee”) in the amount of US$36,000 payable in a single installment on or before the last day of each calendar year (the service fee set forth in clause (i) above together with the Bonus Fee are referred to herein, collectively, as the “Service Fee”). The payment of the Service Fee and the Bonus Fee shall be the joint and several obligation of the Companies, and the Companies will allocate the responsibility of such payment among themselves as they may mutually agree from time to time based upon the relative amount of services provided hereunder by Cohl to each Company. The amount of the Bonus Fee may be increased, from time to time during the Actual Term, upon approval of the Boards without a formal amendment hereto.
     (b) Benefits Reimbursement. The Companies will reimburse on a monthly basis to KSC such amounts (the “Benefits Reimbursement Amount”) as are actually incurred by KSC in providing to Cohl from and after January 1, 2006 an employee benefits package comparable to the employee benefit package offered to senior executives of LN (“Applicable Benefits Package”); provided, however, the Benefits Reimbursement Amount shall in no event exceed the cost then incurred by LN to supply the Applicable Benefits Package to its senior executives who are U.S. resident employees. The Companies advise that the current Applicable Benefits Package is set forth on Schedule 3(b) hereto.
     (c) Expenses. The Companies will pay or reimburse to KSC all normal and reasonable travel and entertainment expenses incurred during the Actual Term by KSC or Cohl in connection with the provision of Cohl’s services under this Agreement upon submission of proper vouchers in accordance with the expense reimbursement policy of the Companies, which policy is attached as Schedule 3(c) hereto.
4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     During the Actual Term, the Companies and LN (or its affiliates) will provide KSC and Cohl with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information that the Companies, their respective subsidiaries, LN and LN’s affiliates (collectively, the “Company Group”) treat as confidential or proprietary (collectively the “Confidential Information”). The Company Group provides and shall provide on an ongoing basis such Confidential Information which is reasonably necessary or desirable to aid KSC and Cohl in the delivery of the services contemplated hereunder. KSC understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees that neither KSC nor Cohl shall disclose such Confidential Information to anyone outside the Company Group except to the extent that (i) KSC or Cohl deems such disclosure or use reasonably necessary or appropriate in connection with performing services on behalf of the Companies in a manner consistent with the provisions and requirements hereof; (ii) KSC or Cohl is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, KSC or Cohl, as applicable, shall promptly inform the Company of such event, shall cooperate with the Companies in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Companies do business, other than as a result of any action or inaction by KSC or Cohl; or (iv) the Confidential Information is furnished or disclosed to KSC or Cohl by a third party who came by it rightfully and is under no obligation of confidence to any of the Company Group. At the end of the Actual Term, KSC shall, and will cause Cohl to, immediately turn over to the Companies all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them. This nondisclosure covenant is binding on KSC and Cohl, as well as their respective heirs, successors, legal representatives and assigns, and will survive the termination of this Agreement. KSC agrees that LN is an express beneficiary of the covenants and restrictions set forth in this Section 4, to the extent that such covenants and restrictions apply to or protect the Confidential Information of LN or its affiliates, and that LN may directly enforce such covenants and restrictions in its own name and for its own account without the prior approval or consent of the Companies.
5. PROTECTIVE COVENANTS. To further preserve the rights of the Companies pursuant to the nondisclosure covenant set forth in Section 4 above, and for the consideration promised by the Companies under this Agreement and for the further consideration being received of even date herewith, directly or indirectly, by Cohl pursuant to the terms of the Acquisition, and as a necessary and express condition precedent to the closing of the Acquisition, KSC and Cohl commit and agree with the Companies and with LN as follows:
     (a) Non-Hire Covenant. Subject to the provisions of Section 5(e) hereof, during the Applicable Period, KSC and Cohl will not, and KSC will not permit Cohl to, directly or indirectly, (i) hire any employee of the Company Group or any person that was employed by the Company Group within six months immediately preceding such hiring; (ii) solicit or encourage any employee of the Company Group to terminate their employment with the Company Group; or (iii) solicit or encourage any employee of the Company Group or any person that was employed by the Company Group within the six months immediately preceding such solicitation or encouragement to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which Cohl may be associated in any capacity.
     (b) Non-Compete Covenant. Subject to the provisions of Section 5(e) hereof, during the Applicable Period, KSC and Cohl will not, and KSC will not permit Cohl to, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as any of the CPI Business Lines in any location in which the Company Group operates during the Actual Term, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit KSC or Cohl from owning up to 5.0% of the outstanding stock of any publicly held company.
     (c) Protection of Certain Company Group Relationships. Subject to the provisions of Section 5(e) hereof, during the Applicable Period, KSC and Cohl will not, and KSC will not permit Cohl to, directly or indirectly, either for their own respective account or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon or solicit the acquisition of, or otherwise acquire, rights from either U2 or Madonna to promote a tour of musical events or grant of any other rights from either of such artists; provided that the foregoing restriction shall not apply at any time after Arthur Fogel is no longer an employee of, or consultant to, the Company Group.
     (d) Reasonableness of Restrictions. KSC and Cohl agree that the restrictions contained in this Section 5 are reasonable in scope and duration and are necessary to protect the business interests of the Companies and the Confidential Information. If any provision of this Section 5 as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. KSC and Cohl agree and acknowledge that the breach of any provision in this Section 5 will cause irreparable damage to the Companies and/or the Company Group, and upon any such breach, the Companies shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Companies may have (including, without limitation, the right to seek monetary damages).
     (e) Exceptions to Protective Covenants. Notwithstanding any provision to the contrary contained in this Section 5, the covenants set forth herein shall be subject to the following exceptions, limitations and exclusions:
     (i) Notwithstanding Section 6(i) hereof, the covenants, agreements and obligations set forth in Section 5(a), (b) and (c) above will terminate and no longer apply after termination of this Agreement (x) by the Companies without Cause pursuant to Section 6(d) hereof, (y) by KSC with Good Reason pursuant to Section 6(e) hereof or (z) in accordance with Section 6(h) hereof.
     (ii) Throughout the Applicable Period, Cohl will have the right, in his sole and absolute discretion, to render services to the Rolling Stones (“R/S Services”) at any time during the Applicable Period for his own account on and subject to the following terms, conditions and provisions:
     (A) KSC must provide, or cause Cohl to provide, written notice to the Companies setting forth (x) a reasonably detailed description of the R/S Services that will be rendered to the Rolling Stones and (y) a detailed summary of all compensation to be received by Cohl, directly or indirectly, in connection with, arising out of or relating to such R/S Services;
     (B) Cohl’s business time and effort devoted to R/S Services shall not materially interfere with his obligations under this Agreement (including his required time and attention pursuant to Section 2(c) hereof) and, in any event, shall not exceed eight hours per week on average.
Notwithstanding the foregoing, it is expressly acknowledged and agreed by KSC, for itself and on behalf of Cohl, that R/S Services shall be limited to the provision of management, consulting or similar services for a fee only and shall not include any type of arrangement that would be comparable to, or otherwise constitute, the acquisition of rights from the Rolling Stones to promote a tour of musical events or otherwise own, pursue or exploit the grant of any rights from the Rolling Stones.

     (iii) Throughout the Applicable Period, Cohl will have the right, in his sole and absolute discretion, to pursue the development, production, presentation, touring or operation of any project within the CPI Business Lines that satisfies all of the following terms, provisions and conditions:
     (A) Such project must have been presented to the Companies in a written proposal (the “Project Proposal”) containing all of the material business terms and conditions related to such project;
     (B) Cohl must have supplied any additional details and back-up material and information that may have been reasonably requested by any of the Companies within fourteen (14) days following delivery of the Project Proposal (all such additional details and back-up material, along with the Project Proposal, being herein called the “Project Proposal Supplement”); and
     (C) The Companies must have declined to pursue such project, with the understanding that each Company shall be deemed to have declined to pursue any project for which it has not affirmatively made a commitment to Cohl to pursue within fourteen (14) days after the later of (x) receipt of a written notice from Cohl that requests such a commitment and (y) delivery to the Companies of the Project Proposal or, if applicable, the Project Proposal Supplement.
If the terms of any such project should be changed so as to be materially more favorable in the aggregate to Cohl in advance of his committing (directly or indirectly) to engage in such project than when it was last presented to the Companies in the Project Proposal or the Project Proposal Supplement, as applicable, then Cohl must present a revised Project Proposal to the Companies and provide the Companies another opportunity to commit to pursue such project for their own account as if such revised Project Proposal was the initial Project Proposal for such project; provided, that the fourteen day periods referred to in Sections 5(d)(iii)(B) and 5(d)(iii)(C) hereof shall be deemed five (5) business day periods in connection therewith.
     (f) LN as Express Beneficiary. KSC agrees that LN is an express beneficiary of the covenants and restrictions set forth in this Section 5, to the extent that such covenants and restrictions apply to or protect LN or its affiliates, and that LN may directly enforce such covenants and restrictions in its own name and for its own account without the prior approval or consent of the Companies.
6.	TERMINATION. This Agreement shall be terminated only in accordance with and pursuant to the following provisions:
     (a) Cohl’s Death. This Agreement shall terminate upon the occurrence of Cohl’s death without any action or notice by any party hereto.
     (b) Cohl’s Disability. The Companies may terminate this Agreement if, as a result of Cohl’s incapacity due to physical or mental illness, Cohl is unable to perform the services required to be provided by him under this Agreement for more than 180 days in any 12 month period.
     (c) Termination by the Companies with Cause. The Companies may terminate this Agreement for Cause by notice to KSC. A termination for Cause must be for one or more of the following reasons: (i) continued, willful and deliberate non-performance by Cohl of his services to be provided hereunder (other than by reason of the Cohl’s physical or mental illness, incapacity or disability) if such non-performance has continued for more than 10 days following written notice of such non-performance; (ii) Cohl’s refusal or failure to follow lawful directives of any one or more of the Boards if such refusal or failure has continued for more than 10 days following written notice of such refusal or failure; (iii) a criminal conviction of Cohl that has resulted in, or would result in if he were retained in his position with the Companies, material injury to the reputation of the Companies, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (iv) a breach by KSC or Cohl of any of the covenants set forth in this Agreement and such breach has continued for more than 10 days following written notice of such breach; or (v) a material violation by Cohl of any policies of the Companies that apply to the senior executives of the Company Group if such violation has continued for more than 10 days following written notice of such violation.
     (d) Termination by the Companies without Cause. The Companies may terminate this Agreement without Cause upon 30 days written notice to KSC.
     (e) Termination By KSC for Good Reason. KSC may terminate this Agreement with Good Reason by notice to the Companies. A termination for Good Reason means:
     (i) A termination by KSC for one or more of the following reasons: (A) an uncured breach of this Agreement by the Companies if such breach has continued for more than 10 days following written notice of such breach; (B) a diminution in the duties, authority, or responsibilities delegated to Cohl pursuant to this Agreement if such diminution has continued for more than 10 days following written notice thereof; (C) a requirement that Cohl provide his services under this Agreement from a location other than the Barbados (excluding reasonable travel for specific matters related to the business of the Companies) or (D) an uncured breach of the Credit Agreement by SFX Entertainment, Inc., the lender thereunder, if such breach has continued for more than 10 days following written notice of such breach; or
     (ii) A termination by KSC within sixty (60) days after (A) an election by LN to cause the Companies to be sold or liquidated pursuant to the right set forth in Section 5(c) of Stockholders Agreement or (B) any sale of all or substantially all of the assets of the Companies or of 50% or more of the Equity Securities (as defined in the Securityholders Agreement) of the Companies other than (i) a sale or transfer of the Equity Securities to Permitted Transferees under the Securityholders Agreement and (ii) a sale of Equity Securities following an election by the CPI Group (as defined in the Securityholders Agreement) to become the “Selling Group” pursuant to Section 3(c) of the Securityholders Agreement.
     (f) Termination by KSC without Good Reason. KSC may terminate this Agreement at any time after the third (3rd) anniversary of the Effective Date by providing at least ninety (90) days advance written notice to the Companies.
     (g) Termination upon Expiration of the Applicable Period. This Agreement shall terminate upon expiration of the Applicable Period without any action or notice required by any party hereto.
     (h) Termination upon Exercise of “Put Option”. This Agreement shall terminate upon the exercise of the Put Option under the Stock Purchase Agreement, dated as of the date hereof, among LN, Cohl and the other parties thereto, as it may be amended, restated or otherwise modified from time to time.
     (i) Survival of Certain Provisions. Notwithstanding any termination of this Agreement pursuant to this Section 6 but subject to Section 5(e), the provisions of Sections 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 of this Agreement will survive such termination.

7.	COMPENSATION UPON TERMINATION.
     (a) Cohl’s Death. If this Agreement is terminated pursuant to Section 6(a) hereof by reason of Cohl’s death, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination.
     (b) Cohl’s Disability. If this Agreement is terminated pursuant to Section 6(b) hereof by reason of Cohl’s disability, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination.
     (c) Termination By The Companies For Cause or upon exercise of the Put Option. If this Agreement is terminated by the Company for Cause pursuant to Section 6(c) hereof or upon exercise of the Put Option pursuant to Section 6(h) hereof, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination.
     (d) Termination By The Companies Without Cause. If this Agreement is terminated by the Companies without Cause pursuant to Section 6(d) hereof, the Companies will, within 30 days, pay in a lump sum amount to KSC (i) any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination and (ii) an amount equal to the discounted present value (using the U.S. national prime rate as the discount rate) of the remaining unpaid installments of the Service Fee and Benefits Reimbursement Amount from the date of such termination through the remainder of the Applicable Period (assuming that the Benefits Reimbursement Amount with respect to each remaining year of the Applicable Period shall be equal to that applicable to the year in which such termination takes place).
     (e) Termination By KSC With Good Reason. If this Agreement is terminated by KSC with Good Reason pursuant to Section 6(e) hereof, the Companies will, within 30 days, pay in a lump sum amount to KSC (i) any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination and (ii) an amount equal to the discounted present value (using the U.S. national prime rate as the discount rate) of the remaining unpaid installments of the Service Fee and Benefits Reimbursement Amount from the date of such termination through the remainder of the Applicable Period (assuming that the Benefits Reimbursement Amount with respect to each remaining year of the Applicable Period shall be equal to that applicable to the year in which such termination takes place).
     (f) Termination By KSC Without Good Reason. If this Agreement is terminated by KSC without Good Reason pursuant to Section 6(f) hereof, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination.
     (g) Termination upon Expiration of the Applicable Period. If this Agreement is terminated pursuant to Section 6(g) hereof upon expiration of the Applicable Period, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee and Benefits Reimbursement Amount through the date of such termination.
     (h) Expense Reimbursement Amount. If this Agreement is terminated for any reason, the Companies will, within 30 days, reimburse in a lump sum amount to KSC any expense amounts to which it is entitled under Section 3(c) hereof.

     (i) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Sections 7(a) through 7(h) above, as applicable, the Companies will have no further obligations to KSC or Cohl hereunder, except pursuant to (i) the provisions hereof which survive termination as provided by Section 6(i) hereof and (ii) any formal corporate policy of LN or the Companies that may be adopted to make a payment to deceased or disabled employees.
8.	PARTIES BENEFITED; ASSIGNMENTS.
     This Agreement shall be binding upon (i) KSC and Cohl, and their respective successors, assigns, heirs and personal representatives and (ii) the Companies and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by (i) any Company without the prior written consent of KSC or (ii) KSC or Cohl without the prior written consent of the Companies.
9.	NOTICES.
Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered by recognized overnight courier service (such as UPS, DHL or FedEx). If to the Companies, the notice will be sent to Michael Rapino, Live Nation, Inc., 9348 Civic Center Drive, 4th Floor, Beverly Hills, CA 90210 and a copy of the notice will be sent to Michael Rowles, Live Nation, Inc., 9348 Civic Center Drive, 4th Floor, Beverly Hills, CA 90210. If to KSC or Cohl, the notice will be sent to 28 Pine Road, Palm Court, Bellville, St. Michael, Barbados and a copy of the notice will be sent to Torys LLP, 237 Park Avenue, New York, NY 10017, Attn. Richard G. Willoughby. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
10.	GOVERNING LAW.
     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflict provisions or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereto hereby submits to the non-exclusive jurisdiction of the state courts located in New York, NY and the federal court located in the Southern District of New York with respect to all actions contemplated by this Section 10 and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT
11.	LITIGATION AND REGULATORY COOPERATION.
     During and after the Actual Term, KSC will cause Cohl to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any one or more of the Companies which relate to events or occurrences that transpired while Cohl was providing services hereunder. Cohl’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Companies at mutually convenient times. During and after the Actual Term, Cohl also shall cooperate reasonably with the Companies in connection with any investigation or review of any regulatory authority as any such investigation or review relates to events or occurrences that transpired while Cohl was providing services hereunder. The Companies will pay KSC on an hourly basis (to be derived from amount of the Service Fee) for litigation and regulatory cooperation provided by Cohl that occurs after the Actual Term, and reimburse KSC for all costs and expenses incurred in connection with Cohl’s performance under this Section 11, including, but not limited to, reasonable attorneys’ fees and costs.
12.	INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
     (a) The Companies shall indemnify Cohl and KSC to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Cohl and/or KSC (as the case may be) reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Cohl or KSC (as the case may be) to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Cohl or KSC was not entitled to the reimbursement of such fees and expenses), against all costs, charges and expenses (including reasonable attorney’s fees, whether incurred in an action between a Company and either Cohl or KSC, Cohl or KSC and a third party or otherwise) incurred or sustained by him or it in connection with any action, suit or proceeding to which he or it may be made a party by reason of his or its being or having been a director, officer, employee, agent or consultant of the Companies or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer, employee, agent or consultant at the request of any of the Companies (other than any dispute, claim or controversy arising under or relating to this Agreement).
     (b) Each Company will at all times maintain errors and omissions/ directors’ and officers’ liability insurance in type, scope and amount reasonably satisfactory to Cohl.
13. DISPUTE RESOLUTION. Any dispute, difference or question (“Dispute”) between KSC and Cohl, on the one hand, and the Companies or LN, on the other hand (“Disputing Parties”), shall be resolved in accordance with the following dispute resolution procedures:
     (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.
     (b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to a non-binding mediation in New York, New York. One mediator shall be appointed by the agreement of the Parties. The mediator shall be suitably qualified Person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.
     (c) Resolution. In the event the Parties are unsuccessful in their mediation of the Dispute, or if there is any Dispute about the scope of or the compliance by any party with the provisions of this Section 13, either Disputing Party may require that the Dispute be settled in accordance with Section 10 hereof.
14. REPRESENTATIONS AND WARRANTIES OF KSC. KSC hereby represents and warrants to the Companies as follows:

     (a) KSC is a corporation duly organized, validly existing and in good standing under the laws of Barbados.
     (b) KSC has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
     (c) The execution, delivery and performance of this Agreement by KSC has been duly authorized by all requisite corporate action on the part of KSC and its shareholders and directors.
     (d) This Agreement has been duly executed and delivered by KSC and Cohl and constitutes a legal, valid and binding obligation of KSC and Cohl, enforceable against KSC and Cohl in accordance with its terms, except as may be limited by a bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.
     (e) The execution, delivery and performance of this Agreement by KSC and Cohl and their consummation of the transactions contemplated by this Agreement will not violate (with or without the giving of notice or the lapse of time, or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to KSC or Cohl.
     (f) The execution, delivery and performance of this Agreement by KSC and Cohl and their consummation of the transactions contemplated by this Assignment will not conflict with, result in the breach or termination of any provision of, or constitute a default under any agreement or instrument to which KSC or Cohl is a party or by which KSC or Cohl or any of their respective assets or properties is bound or affected.
     (g) KSC has the express contractual right to bind Cohl to the terms and provisions hereof and to provide the services of Cohl hereunder.
     (h) Cohl is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Companies hereunder.
     (i) Cohl is under no physical or mental disability that would hinder the performance of his duties under this Agreement.
15. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES. The Companies hereby represent and warrant to KSC as follows:
     (a) Each Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
     (b) The Companies have the corporate or partnership, as applicable, power and authority to enter into this Agreement and to perform their respective obligations hereunder.
     (c) The execution, delivery and performance of this Agreement by the Companies has been duly authorized by all requisite corporate or partnership, as applicable, action on the part of each Company and its respective shareholders, directors or partners.
     (d) This Agreement has been duly executed and delivered by each of the Companies and constitutes a legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its terms, except as may be limited by a bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.
     (e) The execution, delivery and performance of this Agreement by each Company and its consummation of the transactions contemplated by this Agreement will not violate (with or without the giving of notice or the lapse of time, or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to any of the Companies.
     (f) The execution, delivery and performance of this Agreement by the Companies and their consummation of the transactions contemplated by this Agreement will not conflict with, result in the breach or termination of any provision of, or constitute a default under any agreement or instrument to which any Company is a party or by which any Company or any of its respective assets or properties is bound or affected.
16.	TAX MATTERS.
     (a) The Companies may, if required in accordance with applicable law, deduct, or cause to be deducted, from the Service Fee and all other cash amounts payable by the Companies under the provisions of this Agreement to KSC, all taxes and other charges and deductions which now or hereafter are required by law to be so deducted. KSC acknowledges that the Company’s determination regarding its withholding or tax reporting obligations shall not constitute a breach of this Agreement.
     (b) KSC shall reimburse, indemnify, defend and hold the Companies and its subsidiaries, affiliates, owners and the affiliates of its owners harmless from and against any and all damages, losses, deficiencies, liabilities, costs, expenses, fines and penalties which may be imposed by any governmental authority or agency which results from any Company’s failure to make tax withholdings from any payments being made hereunder.
17.	INTERPRETATION AND MISCELLANEOUS.
     (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     (b) When used herein, the phrase “CPI Business Lines” shall mean each and any of the following business lines: (1) promotion of music concert tours; (2) acquisition and exploitation of intellectual property rights of enduring value that relate to or derive from live entertainment performances (such as, by way of example, DVD rights, merchandise rights, manuscript rights and film rights); (3)

production of live theatrical shows and other live non-music touring content projects; and (4) acquisition of any real estate assets or the incurrence of other capital expenditure as necessary to conduct any project within the business lines described in the foregoing clauses.
     (c) Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Unless otherwise expressly provided, the words “include”, “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”.
18. JOINDER BY COHL. Cohl joins in the execution of this Agreement to confirm the following agreements and covenants:
     (a) Cohl agrees that should KSC default hereunder, then Cohl will perform all such defaulted obligations of KSC set forth herein immediately upon demand.
     (b) Cohl confirms and restates the representations and warranties made by KSC in Section 14 hereof.
     (c) Cohl agrees that he will be bound by and comply with those restrictions, covenants and other agreement set forth herein that apply to or purport to apply to Cohl, including, but not limited to, the restrictions and obligations set forth in Section 5 hereof.
[The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

CPI International Touring Inc., a Barbados IBC corporation

By:	/s/ John Perkins

CPI Touring (USA), Inc., a Delaware corporation

By:	/s/ John Perkins

CPI Entertainment Content (2005), Inc., a Delaware corporation

By:	/s/ John Perkins

CPI Entertainment Content (2006), Inc., a Delaware corporation

By:	/s/ John Perkins

Grand Entertainment (ROW), LLC, a Delaware limited liability company

By:	/s/ John Perkins

KSC Consulting (Barbados) Inc., a Barbados corporation

By:	/s/ Michael Cohl

Michael Cohl joins in the execution of this Agreement solely for the purposes stated in Section 18 hereof.

By:	/s/ Michael Cohl

[KSC Consulting Agreement]

SCHEDULE 3(c)
Company Policies –
Travel / Entertainment / Gifts / Charity Contributions

Employees who incur reasonable and necessary expenses while carrying out authorized business assignments will be reimbursed for their out-of-pocket costs in accordance with the following guidelines. Note that each Live Nation division may provide additional, more stringent guidance on certain aspects of the policies contained herein. You should familiarize yourself with all applicable policies before incurring costs with any expectation of being reimbursed by Live Nation.

Travel Reservations
Air travel, car rentals and lodging must be booked on-line using Live Nation’s travel agency. The preferred agency is Expedia. You can book your travel by going to http://corporate.expedia.com. Please refer to the Expedia Quick Reference Guide for easy instructions on how to book your travel on line. If you do not have a log on go to: https://www.expediacorporate.com/pub/agent.dll?qscr=gsre
Live Nation has negotiated volume discounts with preferred travel partners, such as Continental, American, United, Northwest, Delta, etc. Although these agreements are in place, you should consider choosing lower non-refundable or penalty-type fares when appropriate, though it is recognized that the nature of business travel sometimes precludes usage of such fares.
If booking car rental only, no air, go to http://avis.com/members/B882700.html to book your car reservation.
Reservation Changes and Cancellations
If your travel plans are canceled, please notify the agency as soon as possible. All requests for reservation changes should be directed to the travel office at corptravel@customercare.expedia.com. Or call or designated Expedia Travel Agents at 1-800-559-4809. Be aware that when you call Expedia to change or cancel your travel, you will be charged an additional fee, plus any airline fees that may apply.
Expense Reports
For reimbursement of business expenses, employees are to submit a Live Nation standard Expense Report within 30 days after the expense was paid using Extensity.
Extensity allows the user to create Expense Reports using a web based software product. A workflow is built into the software that electronically routes the document for approvals, accounting and accounts payable review prior to being uploaded to the financial software for payment. Managers are notified via email when an employee has submitted an Expense Report for review. American Express Corporate Card users will be able to “import” business charges into an Expense Report. Once approved, all Amex business charges will be paid directly to Amex by Live Nation every week. Employees must still submit original paper receipts attached to a summary print out from the software and route these to Accounts Payable in Houston. The software includes proxy features that will allow the user to designate an assistant to create documents (the owner must login and submit) and to delegate approval authority when out of the office.
Original receipts (or other supporting documentation if an original receipt is unavailable) should be submitted to substantiate expenses; expenses greater than $25 will not be reimbursed without such documentation. For air travel, the e-ticket confirmation or the original receipt and boarding passes must be submitted with your Expense Report. To facilitate filing and imaging, receipts and other supporting documentation must be taped to an 8 1/2 x 11-inch piece of paper prior to submission.
After completing the Expense Report, you must sign it to affirm the authenticity of the expenses and your compliance with these guidelines.
Air Travel
Live Nation has a designated travel agency Expedia for booking corporate travel on-line. The Expedia on-line booking tool, must be used for all business related travel, unless otherwise approved by management.
The approved class of service for airfares for all Live Nation employees (with the exception of those on the 1st Class List) is coach or economy class. Business class upgrades are allowed on trips of at least 3 hours continuous airtime. First class travel must be authorized in advance by Division Head.
Guidelines for Booking Lowest Airfare
Employees are expected to utilize the lowest, most logistically reasonable fare available in the authorized class of service without unreasonably compromising personal comfort, safety or schedules, and using direct flights when available. Travelers may not request specific airlines when making reservations, as lower fares may be available on other airlines. The system will offer the lowest airfare available that meets the traveler’s schedule criteria.
Advance Purchase and Restricted Use Tickets
Reservations should be made as far in advance as possible (14 days in advance is ideal) as this allows for the greatest potential cost savings (based on advance purchase discounts).
Group and Meeting Travel
Group and meeting fares that result in savings from five to fifty percent are generally offered by U.S. airlines if at least eight to ten passengers are traveling to the same destination. When travel requirements or meetings fit this profile, travel arrangements for attendees should be coordinated through our travel office. The travel office will contact the airlines and obtain the best rates available based on information provided by the coordinator.
Form of Payment
Airfare reservations must be charged to the Company’s corporate account or an employee’s company-issued credit card, where applicable.
Ticketless Air Travel
Travelers are encouraged to use “ticketless” air travel when offered by the carrier. Ticketless air travel saves delivery charges and other costs and eliminates the risk of lost or stolen tickets.
Schedule 3(c)

Unused Tickets
Unused tickets and portions of unused tickets should be returned to the travel office once it is determined they will not be used. Portions of unused tickets should be returned as soon as the employee returns from the applicable trip. Travelers should also notify the travel office of unused or partially used “ticketless” travel reservations once it is determined they will not be used.
Airline Vouchers
Airline vouchers should be applied to airline travel when feasible. Based on the ticket value, vs. the value of the voucher, it will be determined if a voucher should be used. The voucher inventory will be posted regularly in the policies section of the intranet. Submit your Expedia itinerary to Jeanine Allen via fax at 1-866-758-5988. Include your name, business mailing address and business phone number. Jeanine Allen will respond to you within 24 hours with your confirmation for voucher and DHL tracking number. Once you receive the voucher, book your trip and e-mail Jeanine your flight confirmation.
Ground Transportation
You should select the most cost effective means of transportation when traveling to an airport; parking will only be reimbursed to the extent it does not exceed the cost of a taxicab, and vice-versa.
Limousine services are restricted except in the limited instances. Taxis are the preferred mode of transportation.
Rental cars will be approved only when taxicabs would prove less economical for the stay in each city. A midsize car is the company standard. Fuel surcharges and/or excessive fuel charges imposed by rental car companies for not refueling the vehicle should be avoided.
While on Live Nation business, employees do not need to purchase any insurance coverage offered by rental car companies since such coverage is provided under a separate Live Nation policy. Please make certain that the Live Nation, Inc. name appears on the rental car agreement for insurance compliance purposes.
For the convenience of its employees, Live Nation allows personal cars to be used for business travel if the employee has a valid driver’s license and maintains the lawful minimum in liability insurance. Transportation costs incurred while using your personal car for business will be reimbursed at the Live Nation approved mileage rate not to exceed the IRS allowable rate. The approved mileage rate is currently $0.405 per mile effective January 1, 2005. If approved for reimbursement, the mileage rate for employees with car allowances or a Company car is $0.07 cents per business mile. The Expense Report worksheet available on the Intranet will be updated periodically to reflect changes in the allowable rate. Mileage reimbursement at the reduced car allowance rate requires manual calculation. If you leave from home to a destination other than your office on a business day, you will only be reimbursed for any mileage in excess of the mileage you would have normally driven to the office.
Automobile Accidents
Schedule 3(c)

If you are involved in a car accident while renting an automobile, the first thing to do is to determine the extent of driver and passenger injuries. If the accident is a fender bender, emergency medical care might not be necessary. However, when in doubt, call an ambulance.
Next, call the police. The police will advise you whether it’s required to move the crashed vehicles from moving traffic, and an investigating officer will take statements of the drivers and passengers involved.
Make sure to exchange insurance information with the other drivers involved. If another driver gives you an insurance ID card, check its date to make sure coverage is in force. In addition, get names and phone numbers of witnesses. Although it’s not your job to investigate the accident, getting witness contact information can make the insurer’s and investigating officer’s jobs easier.
You also should get the investigating officer’s contact information for future reference. The officer’s report is not available at the accident scene.
Finally, as soon as practical, please immediately contact Live Nation’s Risk Management group and relay all of the information to them, so that they can file the claim to the appropriate parties.
Lodging
The Company reimburses, upon presentation of supporting receipts, the actual costs (including taxes) of a single room accommodation when away from home on Company business. Employees should select lodging that is well established, reasonable in price, typically occupied by business travelers and conveniently located to work assignment. Employees should use suites, club level rooms, and other similar high priced lodging only when necessary to meet business needs and only when approved in advance by the Division Head or SVP of Finance.
Employees should seek opportunities to minimize the cost of lodging. The Company has corporate rates established at many frequently used hotels.
Cancellation- The ultimate responsibility for canceling hotel reservations rests with the traveler. When canceling guaranteed reservations, a record should be made of the cancellation number or the name of the hotel employee taking the cancellation. This procedure helps resolve “no show” billing disputes.
Phone Charges- Long-distance telephone calls from hotel rooms should be charged to a telephone credit card or cell phone whenever possible.
Business Meals
Local business meal reimbursements should be limited to client or potential client entertainment for business purposes. Purchasing casual lunches or dinners for yourself and your co-workers is not considered a business expense, except for management meetings with employees over meals, during which time legitimate company business is conducted.
Out-of-Town Meals (Other Than Entertainment)
Live Nation will reimburse you for reasonable meal costs incurred when you travel overnight on business. When meals are purchased for other employees, these expenses must be
Schedule 3(c)

documented in the Entertainment section on page 2 of the expense report listing the names of all persons attending.
For your health, well-being and the company bottom line, alcoholic beverages should be purchased in moderation.
Since meal reimbursements are based on actual costs, no per diems are allowed unless previously approved.
Personal Property
Please ensure that you safeguard company property, your valuables and other personal items while traveling. The Company assumes no liability or responsibility for the damage, theft or other loss of your personal property. The applicability of this policy will be evaluated on an individual and circumstance basis by the Division CEO and Human Resource department.
International Travel
For US based employees, expenses supported by receipts in a foreign currency must be converted to U. S. Dollars on the face of the receipt and transcribed accordingly to the Expense Report.
The foreign exchange rate used must also be documented. Descriptions must be provided for any miscellaneous hotel or other charges for which the English translation is not easily identifiable or the expense may be subject to disallowance.
VAT and GST taxes included in hotel, airfare or car rental charges must be segregated and categorized in the “Miscellaneous” section of the expense report to allow for correct account coding.
Credit Cards
Live Nation has negotiated a corporate credit card program with American Express to obtain credit cards for employees who travel frequently. If an American Express Card (the “card”) is made available to you, it must be used whenever reasonably possible to pay for valid business expenses.
You are personally responsible for reconciling your monthly billing statement and paying American Express promptly for all charges incurred. If you are delinquent in paying your bills to American Express, your charge privileges will be suspended or the Card will be canceled. (Note that Live Nation will not reimburse finance charges and late fees.) Live Nation receives monthly reports on all American Express Corporate Cardmember accounts and will monitor individual spending and payment activities. Account delinquency or other misuse of Card privileges will subject the employee to disciplinary action, up to and including dismissal.
You must return the Card to your local Live Nation Corporate Card program administrator upon termination of employment or whenever specifically requested to do so.
Cash Advances
Schedule 3(c)

Because frequent travelers may pay expenses with the Card, cash advances from Live Nation are strongly discouraged. If you must obtain a cash advance, you must submit an approved check request to Accounts Payable at least two weeks before the time cash is needed. All advances over $200, must be approved by the Division’s Vice President of Finance. The Chief Accounting Officer of Live Nation must also approve advances in excess of $1000.
Receipts to be reimbursed must support advances. Advances should also be deducted on your next Expense Report. If your travel is canceled or postponed, the advance must be returned to Accounts Payable within three (3) business days of the cancellation or postponement.
Other Expenses
Reasonable laundry costs will be reimbursed if your business travel requires you to be away from home for more than four (4) consecutive days.
Undocumented tips, tolls and taxis are limited to $20 per day. Restaurant tips should not exceed 15% of the cost of the meal.
You should seek the advance approval of your manager before incurring costs if there is any question about such costs being deemed reasonable and necessary business expenses. Questionable costs might include gifts, club dues or fees, and spousal travel. Similarly, you should seek advance approval if there is any question about your authority to purchase goods or services. Examples of goods and services that you should not purchase without advance approval are computer hardware and software, computer repair services, and office supplies.
Entertainment and Gifts
Live Nation will reimburse you for certain ordinary and necessary costs incurred to entertain vendors, clients, customers and other business associates. Such costs will be reimbursed only if the entertainment has a clear business purpose and either (1) takes place in a clear business setting or (2) directly precedes, includes or follows a substantial business discussion. In this regard, you should sufficiently document the business purpose of the entertainment expense on the Expense Report.
Insufficient documentation can result in these expenses being reclassified as taxable compensation to the employee or disallowed altogether.
Supervisors are to exercise strict discretion in approving these expenses. The majority of these costs cannot be deducted for corporate tax purposes under current tax law.
Charity Contributions
All Charitable Contributions, on behalf of or represented as Live Nation, are to be approved by Division Head prior to providing to said charity.
See Charitable Contribution Request Form on Live Nation Intranet for instructions.
Schedule 3(c)